Exhibit 10.42

ALLEGRO MICROSYSTEMS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Allegro MicroSystems, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company, OEP SKNA, L.P. or Sanken Electric Co., Ltd or their respective subsidiaries (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the initial public offering of the Company’s common stock (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.    Cash Compensation.

a.    Annual Retainers. An Eligible Director serving as Chairman of the Board shall be paid an annual retainer of $75,000 for service on the Board in such role, and each other Eligible Director shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.

b.    Additional Annual Retainers. An Eligible Director serving in the following roles shall be paid the following additional annual retainers, as applicable:

(i)    Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be paid an additional annual retainer of $25,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be paid an additional annual retainer of $10,000 for such service.

(ii)    Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be paid an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be paid an additional annual retainer of $8,500 for such service.

(iii)     Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be paid an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be paid an additional annual retainer of $5,000 for such service.

c.    Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2.    Equity Compensation.

a.    General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Omnibus Incentive Compensation Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.    Initial Awards. Each Eligible Director who is serving on the Board on the Effective Date automatically shall be granted an award of restricted Stock Units (each, a “Restricted Stock Unit”) with a value of $170,000 (the “Initial Equity Award”), unless otherwise determined by the Board. The number of Restricted Stock Units subject to an Initial Equity Award will be determined by dividing the foregoing value by the IPO Price (as defined below). The Initial Equity Award shall be granted no later than the Effective Date and shall vest on the date of the Company’s next annual meeting of its stockholders (each such meeting, an “Annual Meeting”), subject to such Eligible Director’s continued service through such date. For purposes of this Program, “IPO Price” means, in connection with the initial public offering of the Company’s common stock (the “IPO”), the IPO price per share of the Company’s common stock as determined by the Board as of the pricing of the IPO.

c.    Annual Awards. An Eligible Director who is serving on the Board as of the date of the Annual Meeting occurring in any calendar year beginning with calendar year 2021 shall be granted an award of Restricted Stock Units with a value of $170,000 (each, an “Annual Award”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing the value by the trailing 30-calendar day average closing price for the Company’s common stock through and including the date prior to the applicable grant date. Each Annual Award shall vest in full on the date of the next Annual Meeting following the grant date, subject to the Eligible Director’s continued service through the applicable vesting date. Notwithstanding the foregoing, with respect to each Eligible Director who, following the Company’s first Annual Meeting, is initially elected or appointed to serve on the Board on a date other than the date of an Annual Meeting, the number of Restricted Stock Units subject to such Eligible Director’s Annual Award for such calendar year will be determined in accordance with this Section 2(c) and pro-rated based on the number of days elapsed since the last occurring Annual Meeting, as follows: (i) $170,000 multiplied by (ii) a fraction, (x) the numerator of which equals 365 minus the number of days elapsed since such last occurring Annual Meeting (but not less than zero) and (y) the denominator of which is equal to 365.

d.    Additional Awards. In addition, the Board may, on a discretionary basis, make additional grants of equity awards to any Eligible Director or prospective Eligible Director from time to time under the Equity Plan, in the types and in the amounts and on such terms and conditions as determined by the Board (each, an “Additional Award” and, together with an Annual Award and Initial Equity Award, the “Director Equity Awards”).

e.    Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control to the extent outstanding at such time. In addition, an Eligible Director’s Director Equity Award(s) shall vest in full upon such Eligible Director’s termination of service from the Board due to death or Disability.

3.    Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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